As filed with the Securities and Exchange Commission on November 9, 2010

Registration No. 333-170055

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 5

To

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Noah Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6th Floor, Times Finance Center

No. 68 Middle Yincheng Road

Pudong, Shanghai 200120, People’s Republic of China

(86) 21 3860-2301

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq.	Leiming Chen, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Simpson Thacher & Bartlett LLP
c/o 42/F, Edinburgh Tower, The Landmark	35th Floor, ICBC Tower
15 Queen’s Road Central	3 Garden Road
Hong Kong	Central, Hong Kong
(852) 3740-4700	(852) 2514-7600

Approximate date of commencement of proposed sale to the public:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Ordinary Shares, par value $0.0005 per share(1)	4,830,000	$22.00	$106,260,000	$7,576.34

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-170167). Two American depositary shares represent one ordinary share.
(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to file Exhibits 5.1, 8.1, 8.3 and 99.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in any of these issuances.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
Jing Investors Co., Ltd.	January 6, 2008	7,380,000 ordinary shares	3,690
Quan Investment Co., Ltd.	January 6, 2008	4,500,000 ordinary shares	2,250
Yin Investment Co., Ltd.	January 6, 2008	2,160,000 ordinary shares	1,080
Hua Investment Co., Ltd.	January 6, 2008	1,800,000 ordinary shares	900
Sequoia Entities	January 5, 2008	2,950,000 Series A preferred shares	3,900,000
Executive officers and employees	August 19, 2008	Options to purchase 120,000 ordinary share	Past and future services to our company
Executive officers and employees	March 2, 2009	Options to purchase 130,000 ordinary share	Past and future services to our company
Executive officers and employees	March 11, 2010	Options to purchase 639,000 ordinary share	Past and future services to our company
Executive officers and employees	July 20, 2010	Options to purchase 163,300 ordinary share	Past and future services to our company

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
Employees	October 11, 2010	Options to purchase 7,000 ordinary share	Past and future services to our company
Executive officers and employees	October 18, 2010	Options to purchase 235,100 ordinary share	Past and future services to our company
An executive officer	October 18, 2010	150,000 restricted ordinary shares	837,000

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 9, 2010.

Noah Holdings Limited

By:	/s/ Jingbo Wang
Name:	Jingbo Wang
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jingbo Wang	Chairman of the Board of Directors and Chief Executive Officer	November 9, 2010
Jingbo Wang	(principal executive officer)

/s/ Tao Thomas Wu	Chief Financial Officer	November 9, 2010
Tao Thomas Wu	(principal financial and accounting officer)

*	Director	November 9, 2010
Zhe Yin

*	Director	November 9, 2010
Boquan He

*	Director	November 9, 2010
Chia-Yue Chang

*	Director	November 9, 2010
Steve Yue Ji

*By:	/s/ Jingbo Wang
Jingbo Wang, Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Noah Holdings Limited has signed this registration statement or amendment thereto in New York, New York, U.S.A. on November 9, 2010.

Authorized U.S. Representative

By:	/s/ Kate Ledyard
Name:	Kate Ledyard
Title:	Manager, Law Debenture Corporate Service Inc.

NOAH HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement

3.1†	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4†	Amended and Restated Shareholders Agreement between the Registrant and other parties therein dated June 30, 2010

5.1	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters

8.2	Opinion of Maples and Calder regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.3	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters

10.1†	2008 Share Incentive Plan

10.2†	2010 Share Incentive Plan

10.3†	Form of Indemnification Agreement between the Registrant and its Directors and Officers

10.4†	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant

10.5†	English translation of the Exclusive Option Agreement between Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) and shareholders of Noah Investment Management Co., Ltd. dated September 3, 2007

10.6†	English translation of the Exclusive Support Service Contract between Shanghai Noah Investment Management Co., Ltd. and Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) dated September 3, 2007

10.7†	English translation of the form of Power of Attorney issued by shareholders of Shanghai Noah Investment Management Co., Ltd.

10.8†	English translation of the Share Pledge Agreement between Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) and shareholders of Noah Investment Management Co., Ltd. dated September 3, 2007

10.9†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Jingbo Wang dated June 25, 2009

10.10†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Zhe Yin dated June 25, 2009

Exhibit Number	Description of Document
10.11†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Boquan He dated June 25, 2009

10.12†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Yan Wei dated June 25, 2009

10.13†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Qianghua Yan dated June 25, 2009

10.14†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Xinjun Zhang dated June 25, 2009

21.1†	Subsidiaries of the Registrant

23.1†	Consent of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.4	Consent of Zhong Lun Law Firm (included in Exhibit 8.3)

23.5	Consent of Maples and Calder (included in Exhibit 5.1)

23.6†	Consent of Beijing Heading Century Consulting Co., Ltd.

23.7†	Consent of May Yihong Wu to become a director

23.8†	Consent of Shuang Chen to become a director

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Zhong Lun Law Firm regarding certain PRC legal matters

†	Previously filed